Rule 17g-1 - Bonding of Officers and Employees of
Registered Management Investment Companies

17g-1(g)(1)(ii)(c): Statement showing the amount of the single insured bond which each investment company would have provided and maintained had it not been named as an insured under a joint insured bond


JPMorgan Trust I                             $2,500,000

JPMorgan Trust II                             2,500,000
JPMorgan Trust III                              400,000
JPMorgan Trust IV                             2,500,000
Undiscovered Managers Funds                   2,500,000

JPMorgan Insurance Trust                      1,250,000

J.P. Morgan Fleming Mutual Fund Group, Inc.   2,500,000
J.P. Morgan Mutual Fund Investment Trust      2,500,000
JPMorgan Institutional Trust                  1,700,000

J.P. Morgan Access Multi-Strategy Fund, L.L.C.  750,000
J.P. Morgan Access Multi-Strategy Fund II       525,000

The Premium for JPMorgan Trust I, JPMorgan Trust II,
JPMorgan Trust III, JPMorgan Trust IV, Undiscovered Managers Funds,
 JPMorgan Insurance Trust, J.P. Morgan Fleming Mutual
 Fund Group, Inc., J.P. Morgan Mutual Fund Investment Trust,
 JPMorgan Institutional Trust, J.P. Morgan Access Multi-Strategy
 Fund, L.L.C. and J.P. Morgan Access Multi-Strategy Fund II is paid for the period March 1, 2019 to March 1, 2020.